Exhibit No. 1

Depositary’s Notice of Shareholders’ Meeting of Asustek Computer Inc. dated January 14, 2010

THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES.  THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.  FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

            IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

Time Sensitive Materials

Depositary’s Notice of
Shareholders’ Meeting of
ASUSTEK COMPUTER INC.

GDRs:	Rule 144A and International Depositary Receipts (“GDRs”).
Rule 144A GDR CUSIP No.:	04648R407.
International GDR CUSIP No.:	04648R308.
GDR Record Date:	January 8, 2010.
Meeting Specifics:	Extraordinary Shareholders' Meeting - February 9, 2010 at 9:30 A.M. (Taiwan time) at No. 113, Sec. 7, Jungshan N. Rd., Taipei, Taiwan, Republic of China.
Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
GDR Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on February 3, 2010.
Deposited Securities:
Shares of common stock, par value NT $10 each, of Asustek Computer Inc., a company limited by shares incorporated with limited liability under the laws of Taiwan, The Republic of China (the “Company”).

GDR Ratio:	5 Shares to 1 GDR.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank Taiwan Limited.
Deposit Agreement:
Deposit Agreement, dated as of May 30, 1997, as amended by Amendment No. 1 to Deposit Agreement, dated as of December 21, 2007, by and between the Company, the Depositary, and all Holders and Beneficial Owners from time to time of GDRs issued thereunder.

THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGA- TRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time) on February 3, 2010.

Note that if you do not timely return the Voting Instructions to the Depositary, the Deposited Securities represented by your GDRs may nevertheless be voted upon the terms set forth in the Deposit Agreement.

The Company has announced that an Extraordinary General Meeting of Shareholders (the “Meeting”) will be held at the date, time, and location identified above. *

Voting Instructions

Holders of GDRs wishing to give voting instructions to the Depositary must sign, complete, and return the enclosed Voting Instructions prior to the GDR Voting Instructions Deadline in the enclosed pre-addressed envelope.

Upon timely receipt of signed and completed Voting Instructions from a holder of GDRs, the Depositary shall endeavor, insofar as practi- cable and permitted under applicable law and the provisions of the Deposited Securities and the Deposit Agreement and the GDRs, to cause the Custodian to vote (or to cause to be voted by means of the appointment of a proxy or otherwise) the Deposited Securities, in respect of which Voting Instructions have been received, in accordance with the instructions contained therein.

Please note that, pursuant to Paragraph 11 of the Provisions of the GDRs incorporated in the Deposit Agreement (“Paragraph 11”), holders of GDRs do not have individual voting rights attaching to the Deposited Securities, except for the election of directors and/or supervisors. According to ROC Company Law, the voting rights should be exercised by the Depositary’s nominee, as representative of the holders of GDRs, collectively in the same manner, except for the election of directors and/or supervisors.

Please also note that, in accordance with and subject to the terms of Paragraph 11, if the Depositary receives Voting Instructions to vote the Deposited Securities represented by at least 51% of the GDRs outstanding as of the GDR Record Date in the same manner in respect of one or more resolutions to be proposed at the Meeting (other than the election of directors or supervisors) prior to the Voting Instructions Deadline, the Depositary shall notify the instructions to the Chairman of the Company (the “Chairman”), or such other person as he may designate (the “Voting Representative”), and appoint the Chairman or his Voting Representative as the representative of the Depositary and the holders of GDRs to attend and vote all the Deposited Securities represented by GDRs in the manner so instructed by such holders of GDRs in relation to such res- olution or resolutions. If the Depositary does not receive such instructions prior to the Voting Instructions Deadline with respect to at least 51% of the GDRs outstanding as of the GDR Record Date to vote in the same manner in respect of any resolution (other than in the case of the elec- tion of directors or supervisors of the Company), the Depositary shall appoint the Chairman or his Voting Representative, to attend and vote all the Deposited Securities represented by GDRs outstanding as of GDR Record Date as to such matter at the Meeting at his or her sole discretion, which may not be in the best interests of such holders and beneficial owners.

Please further note that, in accordance with and subject to the terms of Paragraph 11, if the Depositary receives Voting Instructions for the election of directors and/or supervisors from a holder of GDRs, the Depositary shall notify the Chairman, or his Voting Representative, and appoint the Chairman or his Voting Representative as the representative of the Depositary and the holders of GDRs to attend the Meeting and vote the Deposited Securities represented by GDRs in the manner so instructed by such holders of GDRs in relation to such election. If the Depositary shall not have received voting instructions for the election of directors and/or supervisors from a holder of GDRs, such holder will be deemed to have instructed the Depositary to authorize and appoint the Chairman or the Voting Representative to attend and vote all the Deposited Securities represented by GDRs at his or her sole discretion, which may or may not be in the best interest of such holders or beneficial owners.

Please further note that, the Company has informed the Depositary that, pursuant to Article 165 of the Company Law of the Republic of China, the shareholders’ register shall be closed for registration of transfer from January 11, 2010 to February 9, 2010.

Information about Spin-off, Capital Reduction and Merger

English translations of documents relevant to the Spin-off and Capital Reduction were distributed to holders of GDRs on December 21, 2009 under cover of the Depositary's Notice of Dissent and Appraisal Rights, dated December 21, 2009, a copy of which was filed by the Company with the U.S. Securities and Exchange Commission (SEC) on December 22, 2009 under cover of Form CB (File No. 005-85134) and may be retrieved from the SEC's website (www.sec.gov).

On January 1, 2010, the Company's Board of Directors convened a meeting to revise the Spin-off Plan that was previously announced in order to better safeguard shareholders' interests. A summary of the revised spin-off plan was posted (i) in Chinese on the Market Observation Post System (M.O.P.S.) of the Taiwan Stock Exchange at http://newmops.twse.com.tw, and (ii) in Chinese and in English on the Company's website on January 1, 2010 at http://tw.asus.com/investor.aspx (Chinese) and at http://www.asus.com/investor.aspx (English). The summary of the revised spin- off plan updated and revised the information previously distributed to holders of GDRs and filed with the SEC, including, without limitation, the structure of the proposed Spin-off, Capital Reduction and Merger and the Tentative Timetable.

* As contemplated in Paragraph 11 of the provisions of the GDRs attached to the Deposit Agreement, holders of record of GDRs as of the close of business on the GDR Record Date, will be entitled, subject to applicable provisions of the laws of The Republic of China (“ROC”), the provisions of or governing the Deposited Securities and the terms of the Deposit Agreement and the GDRs, to instruct the Depositary as to the exercise of the voting rights pertaining to the Deposited Securities represented by such Holders’ GDRs.

Enclosed are English translations of following documents that the Company has provided to the Depositary:

•	Notice of Meeting from the Company which includes the agenda for such Meeting
•	Revised Spin-off Plan, dated January 1, 2010
•	CPA Fairness Opinion with respect to the Spin-off, dated December 30, 2009
•	Merger Agreement, dated January 1, 2010
•	CPA Fairness Opinion with respect to the Merger, dated December 30, 2009

Statements and information issued or provided by the Company from time to time in respect of the Spin-off, Capital Reduction and Merger are posted in Chinese on the Market Observation Post System (M.O.P.S.) of the Taiwan Stock Exchange at http://newmops.twse.com.tw and in Chinese and in English on the Company's website at http://tw.asus.com/investor.aspx (Chinese) and at http://www.asus.com/investor.aspx (English).

Please read with great care the materials that the Company is posting from time to time as the Spin-off, Capital Reduction and Merger are subject to significant Taiwanese regulatory uncertainty and Taiwanese withholding tax. There can be no assurance at this time that the Depositary will be able to hold the Pegatron common shares or, if the Depositary is able to hold such shares, of the terms upon which the Pegatron common shares will be available to the Holders and Beneficial Owners of GDRs nor that the Pegatron common shares will be listed on the Taiwan Stock Exchange.

Regulatory Uncertainty in Taiwan

The Company has informed the Depositary that the common shares of Pegatron Corporation ("Pegatron") are not currently listed on any stock exchange in Taiwan. There can not be any assurances that Pegatron will become a listed company in Taiwan although Pegatron intends to make the necessary applications to list its common shares on the Taiwan Stock Exchange and to obtain a listing of its common shares at the same date as the relisting of the Company's common shares. Unless Pegatron is listed on a stock exchange in Taiwan, no application can be made to ROC Financial Supervisory Commission ("FSC") for approval to establish a GDR program in respect of the Pegatron common shares. Given the current regulatory regime in Taiwan applicable to GDR programs, there can not be any assurance that Pegatron would be able to sponsor the establishment of a GDR program for its common shares even if listed on the Taiwan Stock Exchange.

In addition, the Company has informed the Depositary that under current ROC law the Depositary or its nominee is not permitted to hold or sell Pegatron International Investment Company, Ltd. ("Pegatron International") common shares or Pegatron common shares on your behalf absent a regulatory approval from the FSC, the Taiwan Stock Exchange and/or the Investment Commission of the Economic Affairs ("IC"). The Company is presently in the process of discussing these matters with the relevant regulators but neither the Company nor the Depositary is able to predict if such approval will be obtained or, if such approval is obtained, upon what terms. Thus, there can not be any assurances that the Depositary or its nominee would be able to receive and hold Pegatron International common shares in the Spin-off and Capital Reduction, or receive and hold Pegatron common shares in the Merger and sell Pegatron common shares on your behalf after the Merger regardless of whether Pegatron will be permitted to be listed on the Taiwan Stock Exchange or not. If the Depositary or its nominee is not permitted under ROC law to receive and hold Pegatron International common shares as a result of the Spin-off and Capital Reduction, or receive and hold the Pegatron common shares on your behalf as a result of the Merger, the Depositary will not make the Pegatron International common shares or the Pegatron common shares available to Holders of GDRs entitled thereto nor sell the Pegatron common shares and distribute the sale proceeds to Holders of the GDRs entitled thereto.

As a result of the regulatory uncertainty described in the preceding paragraphs, neither the Company nor the Depositary is able to predict the manner in which the Pegatron International or Pegatron common shares or sale proceeds of the Pegatron common shares will be distributed to the Holders of GDRs.

In the event that (i) the Pegatron common shares are listed on a stock exchange in Taiwan and (ii) the necessary regulatory approvals are obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron common shares, in each case, on or before the expiration of one (1) year after the effective date (record date) of the Spin-off and Capital Reduction ("First Anniversary"), the Pegatron common shares may be distributed to Holders of GDRs entitled thereto in the form of Rule 144A Global Depositary Receipts and in the form of International Global Depositary Receipts. There can be no assurances that the Pegatron common shares will be listed or that the regulatory approvals will be obtained to establish these GDR programs.

In the event that (i) the Pegatron common shares are listed on an exchange in Taiwan but (ii) the necessary regulatory approvals are not obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron common shares, in each case, on or before the First Anniversary, the Depositary, if permitted under ROC law, will, after the First Anniversary, attempt to sell the Pegatron common shares on the applicable exchange in Taiwan and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses), to holders of GDRs entitled thereto, in each case upon the terms and subject to the conditions of the Deposit Agreement. Please note that, before the earlier of (i) Pegatron's listing and estab- lishment of GDR program in respect of the Pegatron common shares, or (ii) the First Anniversary, holders of the GDRs will not be able to withdraw the common shares of Pegatron.

In the event that the Pegatron common shares are not listed on a stock exchange in Taiwan (and consequently no GDR programs can be established in respect of the Pegatron common shares), on or before the First Anniversary, the Company, Pegatron and the Depositary intend for the Pegatron common shares to be available for withdrawal (and withdrawal and sale, if applicable) from the Company's GDR programs, to the extent permitted by ROC law, for a period of time after the First Anniversary, and thereafter, if permitted under ROC law, the Depositary will attempt to sell the Pegatron common shares not previously withdrawn in the over-the-counter market or otherwise (subject to market conditions) and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses), to holders of GDRs entitled thereto, in each case upon the terms and sub- ject to the conditions of the Deposit Agreement. There can be no assurances that the Depositary will be permitted under ROC law to make delivery of the Pegatron common shares to requesting GDR holders or that the Depositary will be permitted under ROC law to sell the Pegatron common shares not previously withdrawn or at what price, or to convert the net sale proceeds from such sale into U.S. Dollars and distribute to the net cash proceeds to GDR holders entitled thereto.

Please note that, under ROC law (as currently in effect), (i) as a precondition for a non-ROC person to becoming a holder of the Pegatron common shares, if Pegatron common shares are listed on a stock exchange in Taiwan, you would need to obtain a Foreign Investor Investment I.D. under the ROC Regulations Governing Securities Investment by Overseas Chinese and Foreign Nationals and open a Taiwan Depository & Clearing Corporation account, and (ii) as a precondition for a non-ROC person to becoming a holder of the Pegatron common shares, if Pegatron common shares are not listed on a stock exchange in Taiwan, you would need to obtain an approval from the IC.

Taiwanese Withholding Tax

The Company has informed the Depositary that, to the extent the value of the new common shares to be issued by Pegatron International to the Company's shareholders (equal to 75% of the book value of the Company's long-term investment in Pegatron as of the record date of the Spin-off and Capital Reduction) exceeds the sum of the decreases in the Company's capital stock and additional paid-in capital as a result of the Capital Reduction, such excess amount will, under ROC law as currently in effect, be deemed a distribution of part of the Company's retained earnings to its shareholders. As a result of such distribution, each of the Company's non-Taiwanese shareholders will, as a condition to receiving the Pegatron common shares in the Merger, be required to pay a Taiwanese withholding tax equal in amount to 20% of the proportionate amount of such part of the Company's retained earnings (based on the Company's June 1, 2010 financial statements) deemed distributed by means of the issuance and delivery of Pegatron International common shares in the Spin-off that is scheduled to occur immediately prior to the Merger.

The Company has informed the Depositary that, on a pro forma basis (based on the Company's September 30, 2009 financial state- ments), the Taiwanese withholding tax payable by non-Taiwanese holders of the Company's Common Shares in respect of the Spin-off and the Merger would be NT$380.80 (namely 20% x NT$1,904.00) for every 1,000 Common Shares of the Company held. This Taiwanese withholding tax is applicable to the Company's Common Shares represented by GDRs and, as a result, the Depositary intends to charge each of the Holders and Beneficial Owners as of the applicable GDR record date an amount in U.S. dollars necessary to satisfy the Taiwanese withholding tax applicable to the issuance of the Pegatron International common shares in the Spin-off that is scheduled to occur immediately prior to the Merger (based on that part of the Company's retained earnings as of June 1, 2010 deemed distributed), upon the terms and subject to the conditions of the Deposit Agreement.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this infor- mation to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be con- sidered at the Meeting. The rights and obligation of holders and beneficial owners of GDRs, the Company and the Depositary are set forth in its entirety in the Deposit Agreement and summarized in the GDRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - GDR Shareholder Services at (877-248-4237).

Citibank, N.A., as Depositary